InferX Corporation Completes Merger with The Irus Group

Merged Firm Brings Next Generation Predictive Analytics and Business Intelligence Solutions to Financial Services, Healthcare, and Government Markets

STERLING, Va., Nov. 2 /PRNewswire-FirstCall/ --  InferX Corporation (Pink Sheets: NFRX) today announced that it has completed its merger transaction with business intelligence consulting and services firm The Irus Group, Inc.  The merged entity will continue to be known as InferX Corporation.  Both firms had signed a Memorandum of Understanding (MOU) in November 2008 to jointly pursue contract opportunities with government agencies, financial services and healthcare firms.

The merger with The Irus Group has already begun to introduce InferX technology and solutions to a wider base of prospects.  Since 1996, The Irus Group has emerged as a star consulting firm in the planning, implementation and development of complex Business Intelligence (BI) and Corporate Performance Management (CPM) solutions.  Irus has successfully implemented projects across a broad cross-section of clients in the Government, Financial Services, Retail, Manufacturing, and Telecommunications markets.  Irus has provided business solutions for a blue-chip list of clients which includes MasterCard, JP Morgan Chase, ConAgra, US Navy, US Army, and US Air Force.  The Irus Group had begun introducing InferX solutions to these accounts and many of its technology partners since the MOU was signed.

“Now that the merger is completed, we look forward to accelerating our marketing, sales, and product development efforts in order to bring our next generation solutions to market,” said B.K. Gogia, InferX Executive Chairman & Founder.  “We have used the last several months to introduce our solutions to the Irus Group customer base, which includes Fortune 500 companies with critical operational requirements, thus providing a new customer base for InferX solutions. We are very encouraged by the reception to our solutions.”

Irus had revenues of $4,707,925 and had an operating loss of $204,146 for the year ending December 31, 2008.  The post-merger consolidated revenue for InferX from January 1 through August 31, 2009 is $4,973,172 with net income of $250,271. Irus is in the middle of several IBM/Cognos TM1 implementations for the US Navy and other federal agencies. In 2010, InferX expects an increase in revenues and profits due to its new management team and focused execution strategy on delivering measurable value to its existing Irus clients and new clients in the market sectors listed below.

Vijay Suri,  CEO & Founder at The Irus Group and now CEO of InferX, said, “This merger is the perfect evolution for The Irus Group based on our successful legacy in the Business Intelligence and Corporate Performance Management fields.  There is a huge need in the market for Predictive Analytics  solutions that help companies answer critical business questions about their financial, marketing, sales, and operations processes.”

Focused Vertical Marketing Solution

InferX has domain expertise and brings next generation Predictive Analytics and Business Intelligence solutions to the following markets:

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Financial Services:  Focusing its resources in data rich sectors of the economy where large global companies have diverse data assets, InferX is developing specific offerings including: Fraud detection in financial transactions and bank cards; Advanced Customer Relationship Management (CRM) and Enterprise Risk Management for the insurance industry

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Healthcare: Capitalizing on the emerging reforms and modernization of the American medical system, InferX is developing solutions specifically focused on: Hospital Quality Matrix; Revenue and Cost Prediction; Disease Management and Prediction; Evidence Based Medicine; and prescription drug analysis for patient safety.

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Government: InferX plays a leading role in promoting the safety and security of the nation's assets and its citizens, by empowering law enforcement, intelligence and military decision makers through the application of Predictive Analytics.  Solutions include: aircraft safety analysis, healthcare solutions, and fraud detection on government programs.

Market Sizing

The Business Intelligence and Predictive Analytics markets are two of the strongest growth markets in the enterprise software space, as measured by market research firm IDC.  The business analytics market was estimated to be $19.3 billion in 2007 with a CAGR of 10.3%.  The business intelligence market revenues are estimated to approach nearly $30 billion by 2011.

About InferX Corporation

InferX is the market leader in next generation distributed Predictive Analytics and Business Intelligence Products and Solutions. InferX has pioneered and commercialized a powerful, patented suite of advanced data analytical solutions that improve corporate performance across the enterprise in the healthcare, financial services, and government markets. InferX is uniquely capable of delivering secure, real-time, and privacy preserving intelligence and decision support - all without the need to move data. InferX is headquartered in Sterling, VA and can be found at www.inferx.com.